ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             DNAPRINT GENOMICS, INC.

      DNAPRINT GENOMICS, INC., a corporation organized and existing under the laws of the State of Utah (the "Corporation"), in order to amend its Articles of Incorporation, does hereby certify as follows:

      1. As of the date hereof, the amendment to the Articles of Incorporation being effected hereby will add a new paragraph "C" to Article IV of the Articles of Incorporation, as set forth below.

      2. This amendment to the Articles of Incorporation was adopted on June 23, 2005 at a meeting of the Board of Directors, and approved on June 23, 2005 at the annual shareholders' meeting by the vote of the holders of the Corporation's 1,147,384,555 shares of voting common and preferred stock then outstanding voting together in accordance with the Utah Revised Business Corporation Act. The holders of the 1,147,384,555 shares of voting stock were the only voting group entitled to vote on the Amendment, and these shares were entitled to an aggregate of 1,206,868,365 votes. There were 1,126,687,779 votes indisputably represented at the meeting. The total number of undisputed votes cast for the Amendment by this voting group was 1,077,282,577, the total number of undisputed votes cast against the Amendment was 37,345,194, and the total number of shares abstaining was 12,060,008. The number of votes cast for the Amendment by such voting group was sufficient for approval by that voting group.

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      3. These Articles of Amendment of the Articles of Incorporation shall be effective immediately upon filing by the Secretary of State of the State of Utah, and thereafter, Article IV of the Articles of Incorporation of the Corporation shall be amended by adding thereto a paragraph C, which shall read as follows:

           ***********************************************************

      C. Effective at 12:01 a.m., Sarasota, Florida time on July 12, 2005, each twenty shares of Common Stock, $.01 par value per share of the Corporation then issued and outstanding automatically shall be combined into one share (or fraction thereof) of Common Stock, $.01 par value per share, of the Corporation. Fractional shares shall be issued. The Corporation shall continue to have 1,500,000,000 shares of authorized common stock.

          ************************************************************

      IN WITNESS WHEREOF, DNAPRINT GENOMICS, INC. has caused this Certificate of Amendment of the Articles of Incorporation to be executed by its Chief Executive Officer this 27th day of June, 2005.

                                        DNAPRINT GENOMICS, INC.


                                        By: /s/ Richard Gabriel
                                            ------------------------------------
                                            Richard Gabriel, CEO